As filed with the Securities and Exchange Commission on May 26, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bread Financial Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	31-1429215
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3095 Loyalty Circle Columbus, Ohio	43219
(Address of Principal Executive Offices)	(Zip Code)

Bread Financial 401(k) Plan

(Full title of the plan)

Joseph L. Motes III

Executive Vice President, Chief Legal and Administrative Officer and Secretary

Bread Financial Holdings, Inc.

7500 Dallas Parkway, Suite 700

Plano, Texas 75024

(Name and address of agent for service)

(214) 494-3000

(Telephone number, including area code, of agent for service)

With a copy to:

Garrett A. DeVries

and

Irina V. Maistrenko

Akin Gump Strauss Hauer & Feld LLP

2300 N. Field Street, Suite 1800

Dallas, Texas 75201-2481

(214) 969-2800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Bread Financial Holdings, Inc., a Delaware corporation (“Bread Financial” or the “Registrant”), for the purpose of registering up to an aggregate of 1,097,822 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that may be allocated to plan participants under the Bread Financial 401(k) Plan, as amended (the “401(k) Plan”), consisting of up to: (i) 1,000,000 additional shares of Common Stock that may be allocated to plan participants (the “Share Increase”); and (ii) 97,822 shares of Common Stock that remained available for allocation to plan participants under the Alliance Data Systems 401(k) and Retirement Savings Plan (as succeeded by the 401(k) Plan) as of March 31, 2026 (subject to adjustment for any subsequent allocations), together with an indeterminate amount of plan interests pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover such indeterminate number of additional shares of Common Stock as may become available for allocation to plan participants under the 401(k) Plan as a result of stock splits, stock dividends or similar transactions. The 401(k) Plan and the Share Increase were approved by the Compensation & Human Capital Committee of the Registrant’s Board of Directors (the “Board”) and by the Board. The Share Increase became effective as of May 22, 2026.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to the Registrant’s officers, employees, consultants and directors, as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:

(1)	The Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed on February 13, 2026.

(2)

The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December  31, 2025 from the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 7, 2026.

(3)	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 filed on April 28, 2026.

(4)	The following Current Reports on Form 8-K filed since December 31, 2025 (other than that information furnished pursuant to Item 2.02 or Item 7.01 on Form 8-K):

•	Current Report on Form 8-K filed on May 12, 2026, reporting Items 3.03, 5.03, 8.01 and 9.01;

•	Current Report on Form 8-K filed on May 6, 2026, reporting Items 8.01 and 9.01;

•	Current Report on Form 8-K filed on May 5, 2026, reporting Items 8.01 and 9.01;

•	Current Report on Form 8-K filed on April 23, 2026, reporting Items 8.01 and 9.01 (excluding Items 2.02 and 7.01);

•	Current Report on Form 8-K filed on February 18, 2026, reporting Items 1.01 and 1.02; and

•	Current Report on Form 8-K filed on January 29, 2026, reporting Items 8.01 and 9.01 (excluding Items 2.02 and 7.01); and

•	Current Report on Form 8-K filed on May 22, 2026, reporting Item 5.07.

(5)	Bread Financial 401(k) Annual Report on Form 11-K for the fiscal year ended December 31, 2024 filed on June 18, 2025.

(6)

The description of the Registrant’s capital stock included as Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025 filed on February  13, 2026, and any amendments or reports filed for the purpose of updating such description, including Form 8-A filed on May 12, 2026.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 on Form 8-K), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The third amended and restated certificate of incorporation of Bread Financial, as amended, provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware, no director of Bread Financial shall be liable to it or its stockholders for monetary damages for any breach of fiduciary duty as director.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The third amended and restated certificate of incorporation of Bread Financial, as amended, provides that Bread Financial will indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of Bread Financial) by reason of the fact that he or she is or was a director, officer, employee or agent of Bread Financial, or is or was serving at Bread Financial’s request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or in a similar capacity with another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, against all judgments, penalties (including excise and similar taxes), fines, settlements and expenses (including attorneys’ fees and court costs), actually and reasonably incurred by or on behalf of the indemnitee in connection with such action, suit or proceeding, to the fullest extent permitted by any applicable law. Under certain circumstances, expenses must be advanced to directors and officers, and may be advanced to other indemnitees. Directors and officers are required to provide Bread Financial with an undertaking to repay the advance if it is ultimately determined that such person is not entitled to be indemnified by Bread Financial.

The sixth amended and restated bylaws of Bread Financial further provide that any person entitled to indemnification will only be indemnified if such person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of Bread Financial, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The sixth amended and restated bylaws further provide that Bread Financial will indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Bread Financial to procure a judgment in favor of Bread Financial by reason of the fact that such person is or was a director, officer, employee or agent of Bread Financial, or is or was serving at the request of Bread Financial, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, Bread Financial’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to Bread Financial, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense (including attorney’s fees) which the Court of Chancery of Delaware or such other court shall deem proper. To the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding, or any claim, issue or matter therein, such person shall be indemnified by Bread Financial against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

Unless ordered by a court, Bread Financial can only indemnify a person if it is authorized after a determination has been made that the person has met the proper standard of conduct set forth in Bread Financial’s six amended and restated bylaws. These determinations shall be made, with respect to a person who is a director or officer at the time of the determination (1) by a majority of the vote of directors who are not parties to the action, or a committee thereof, (2) under certain circumstances, by independent legal counsel in a written opinion or (3) by the stockholders of Bread Financial.

Additionally, Bread Financial have entered into indemnification agreements with its directors and officers. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted by Delaware law. These agreements provide that Bread Financial indemnify such persons against certain liabilities that may arise by reason of their status or service as a director or officer, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such persons under any directors’ and officers’ liability insurance policy that Bread Financial may choose to maintain.

Bread Financial maintains a general liability insurance policy which covers certain liabilities of directors and officers of Bread Financial and its subsidiaries arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Registrant has submitted or undertakes to submit the Bread Financial 401(k) Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to qualify and maintain the tax qualifications of the Bread Financial 401(k) Plan under the Internal Revenue Code.

All shares of Common Stock being registered under this Registration Statement will be purchased on the open market. As a result, pursuant to the instruction to Item 8 of Form S-8, no opinion of counsel as to the legality of the shares of Common Stock being registered under this Registration is required to be filed herewith because no original issuance securities are being registered.

Exhibit Number	Description of Exhibits

4.1	Description of Registrant’s Capital Stock (incorporated by reference to Exhibit No. 4.2 to the Registrant’s Annual Report on Form 10-K filed with the SEC on February 13, 2026, File No. 001-15749).

4.2	Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit No. 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 10, 2016, File No. 001-15749).

4.3	Certificate of Amendment to Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit No. 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 24, 2022, File No. 001-15749).

4.4	Certificate of Designations of 8.625% Non-Cumulative Perpetual Preferred Stock, Series A of the Registrant, effective as of November 25, 2025 (incorporated by reference to Exhibit No. 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 25, 2025, File No. 001-15749).

4.5	Certificate of Designations of 8.875% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B of the Registrant, effective as of May 12, 2026 (incorporated by reference to Exhibit No. 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 12, 2026, File No. 001-15749).

4.6	Sixth Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit No. 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 24, 2022, File No. 001-15749).

4.7	Specimen Certificate for shares of Common Stock of the Registrant (incorporated by reference to Exhibit No. 4.0 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2003, File No. 001-15749).

*23.1	Consent of Deloitte & Touche LLP.

*24.1	Powers of Attorney (included on signature pages hereto).

*99.1	Bread Financial 401(k) Plan.

*99.2	Adoption Agreement.

*99.3	First Amendment to Bread Financial 401(k) Plan.

*99.4	Second Amendment to Bread Financial 401(k) Plan.

*99.5	Third Amendment to Bread Financial 401(k) Plan.

*99.6	Fourth Amendment to Bread Financial 401(k) Plan.

*107	Calculation of Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas on May 26, 2026.

BREAD FINANCIAL HOLDINGS, INC.

By:	/s/ Joseph L. Motes III
Joseph L. Motes III
Executive Vice President, Chief Legal and Administrative Officer and Secretary

POWER OF ATTORNEY

The undersigned directors and officers of Bread Financial Holdings, Inc. hereby constitute and appoint Ralph J. Andretta and Joseph L. Motes III, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including pre- and post-effective amendments) to said Registration Statement, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the listed capacities on the date indicated:

Name	Title	Date

/s/ Ralph J. Andretta Ralph J. Andretta	Director, President and Chief Executive Officer (principal executive officer)	May 26, 2026

/s/ Perry S. Beberman Perry S. Beberman	Executive Vice President and Chief Financial Officer (principal financial officer)	May 26, 2026

/s/ J. Bryan Campbell J. Bryan Campbell	Senior Vice President and Chief Accounting Officer (principal accounting officer)	May 26, 2026

/s/ John J. Fawcett John J. Fawcett	Director	May 26, 2026

/s/ John C. Gerspach, Jr. John C. Gerspach, Jr.	Director	May 26, 2026

/s/ Praniti Lakhwara Praniti Lakhwara	Director	May 26, 2026

S-1

/s/ Rajesh Natarajan Rajesh Natarajan	Director	May 26, 2026

/s/ Joyce St. Clair Joyce St. Clair	Director	May 26, 2026

/s/ Timothy J. Theriault Timothy J. Theriault	Director	May 26, 2026

/s/ Laurie A. Tucker Laurie A. Tucker	Director	May 26, 2026

/s/ Sharen J. Turney Sharen J. Turney	Director	May 26, 2026

S-2

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: May 26, 2026

BREAD FINANCIAL 401(K) PLAN

By:	/s/ Brandy Sullivan
Name:	Brandy Sullivan
Title:	SVP, Chief People and Culture Officer

S-3